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                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Alliance Capital Management Corporation:

We consent to the use of our report dated February 1, 1999 relating to the consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998 incorporated herein by reference in the annual report on Form 10K of Alliance Capital Management L.P.



New York, New York                           KPMG LLP
March 24, 1999